FIELDPOINT PETROLEUM ANNOUNCES SUCCESSFUL COMPLETION OF FIRST RANGER PROJECT WELL

AUSTIN, TX – (PRNEWSWIRE) – February 10, 2014 - FieldPoint Petroleum Corporation (NYSE/MKT:FPP) today announced the successful completion of the Ranger Unit 8A #1H in Lee County, Texas.  This is the first well in the Ranger Project with FieldPoint’s partner, Riley Exploration Group, LLC (Riley) of Blanchard, OK.

FieldPoint President, Phillip Roberson, stated, “With less than 20% of the frac load recovered, we are very pleased with the well’s current performance of over 160 barrels of oil per day (BOPD).  The volume is slowly and steadily increasing as we recover more of the load, and we anticipate that it might be as much as a few weeks before the well stabilizes and the Initial Production (IP) rate is determined.  In the Taylor Sand formation, we expect lower IP’s than in formations like our Bone Spring wells in New Mexico, but we also expect a much lower decline rate.  This is going to be a very good well, and a great start for the Ranger Project.  We’re looking forward to spudding well #2 soon.”

Roger Bryant, Executive Chairman of FieldPoint, added, “Again, I want to thank our partner Riley for allowing us to participate in this well, which was actually drilled prior to our agreement commencing.  This is a great way to start a new partnership and to get 2014 underway. As in the past, we will try to keep our shareholder base informed as this project progresses, and thank you for your continued support.”

As previously stated, the Joint Exploration Agreement with Riley commenced on January 1, 2014 and will be finalized after title due diligence is completed by both sides.  The Ranger Project will primarily focus on drilling horizontal Taylor Sand wells in the Serbin Field, located in Lee and Bastrop Counties, Texas. The project plan calls for up to twelve horizontal wells to be drilled in 2014, as well as workovers of existing vertical wells, where production can be increased cost-effectively. The total number of horizontal wells to be drilled over the life of the agreement is yet to be determined.  FieldPoint will own an approximate 25% interest and Riley will own an approximate 75% interest in this project.

In February 2014, FieldPoint relocated its corporate offices to 609 Castle Road, Suite 335, Austin, Texas 78746.

About FieldPoint Petroleum Corp.    www.fppcorp.com

FieldPoint Petroleum Corporation is engaged in oil and natural gas exploration, production and acquisition, primarily in Louisiana, New Mexico, Oklahoma, Texas and Wyoming.

About Riley Exploration Group, LLC      http://rileyexplorationgroup.com

Riley Exploration Group is a privately held company engaged in the acquisition, exploration and production of crude oil, natural gas and natural gas liquids primarily in

Texas, Louisiana and Oklahoma. Riley’s headquarters are located in Blanchard, Oklahoma, and it has offices in Austin and La Grange Texas.

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (at www.sec.gov).

Contact: Phillip Roberson, President/CFO (512) 250-8692 or fppc@ix.netcom.com or Roger Bryant, Executive Chairman (214) 215-9130